EXHIBIT 10.9

CONFIDENTIAL

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (the “Agreement”) takes effect June 9, 2006 (the “Effective Date”) between Acologix, Inc. (“Acologix”), a Delaware corporation having its principal offices at 3960 Point Eden Way, Hayward, CA 94545, and Toray Industries, Inc. (“Toray”), a corporation incorporated in Japan having its principal offices at Nihonbashi Mitsui Tower, 1-1, Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo 103-8666, Japan. Each of Acologix and Toray is a “Party” and collectively they are the “Parties”.

BACKGROUND

A.	Acologix owns or Controls (as defined below) certain patents and other rights with respect to AC-200, Related Substances and Products (each as defined below), which have potential in the treatment of chronic renal failure patients.

B.	Toray has experience in the research, development and commercialization of medical products particularly in the renal disease area.

C.	Toray desires to take a license to AC-200, Related Substances and Products in accordance with the terms and conditions set forth in this Agreement, and Acologix desires to grant such a license to Toray.

The Parties therefore agree as follows:

AGREEMENT

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

1.1 “AC-200” means the human matrix extracellular phosphoglycoprotein (MEPE) molecule, [***].

1.2 “Acologix Know How” means all technology, information and data, including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing, that is not generally known but is otherwise necessary for Toray to make, have made or use AC-200, Related Substances or Products, or otherwise exercise its License in the Field (each

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as defined below), to the extent in each case such technology, information and data is Controlled by Acologix.

1.3 “Acologix Patents” means all of Acologix’ rights in and to:

(a) Certain claims that claim AC-200 or Related Substances in the patents and patent applications listed in Exhibit 1.3(a) hereto (“Existing Acologix Patents”);

(b) Claims that claim AC-200 or Related Substances in any patents or utility patent applications that Acologix obtains Control of during the Term (as defined below), including without limitation patents or utility patent applications related to Acologix-Developed IP subject to Section 6.2(a); and

(c) Any foreign counterparts of the patents and patent applications described in clauses (a) and (b), and all divisions, continuations, patents of addition, and substitutions of, and all patents issuing on, any of the foregoing, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of such patents, in each case to the extent the same claim and disclose subject matter disclosed in the patents and patent applications described in clauses (a) and (b).

1.4 “Affiliate” means any entity that controls, is controlled by or is under common control with either Party, for so long as such control exists. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls, directly or indirectly, more than fifty percent (50%) (or with respect to an entity formed under the laws of another jurisdiction, such lesser percentage that is the maximum allowed to be owned by a foreign corporation in such jurisdiction) of the equity of the subject entity having the power to vote on or direct the officers of the entity.

1.5 “Commercially Reasonable Efforts” means efforts and resources normally used by a similarly situated therapeutic pharmaceutical company for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of all applicable products, and other relevant commercial, scientific and other factors.

1.6 “Confidential Information” has the meaning set forth in Section 7.1.

1.7 “Control” means, with respect to particular subject matter, a Party’s possession of the ability to grant a license or sublicense in such subject matter (or in the case of confidential, proprietary or trade secret information, to disclose such confidential, proprietary or trade secret information) under and for the purposes set forth in this Agreement, without violating the terms of any agreement or other arrangement with a third party, misappropriating confidential, proprietary or trade secret information of a third party, or incurring any financial or other material obligations to a third party.

1.8 “Development Costs” means (i) the fully-burdened direct and indirect costs that Acologix incurs with respect to the performance of the R&D Program, including, without limitation, the costs of facilities, equipment, management time, general and administrative expenses, inventory costs, other overhead, materials, all calculated in accordance with U.S. GAAP using Acologix’ then-current method for calculating cost of R&D as reflected in Acologix’ audited financial statements for financial reporting purposes in the U.S., (ii) with

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respect to goods or services acquired by Acologix from a non-Affiliate vendor in connection with the performance of the R&D Program, the amounts paid to the vendor plus costs associated with acquiring such goods or services from the vendor, in each case including without limitation, freight, insurance, shipping, packaging and other similar costs associated with acquiring such goods or services from the vendor to destination points of Acologix, and (iii) royalties or other consideration that Acologix pays to third parties with respect to patents or patent applications where Acologix concludes that the performance of the R&D Program could infringe such patents or patent applications in any country.

1.9 “Field” means human therapeutic uses.

1.10 “Licensed-Back Subject Matter” means the Toray Patents and Toray Know How.

1.11 “Licensed Subject Matter” means the Acologix Patents and Acologix Know How.

1.12 “Materials” means any chemical or biological materials that Acologix provides to Toray to facilitate the R&D Program, as well as any derivatives, progeny, or improvements developed by or for Toray therefrom, and any combination of the foregoing with other substances or technologies.

1.13 “Product” means a pharmaceutical preparation which incorporates AC-200 or any Related Substance as an active drug substance.

1.14 “R&D Payments” has the meaning set forth in ARTICLE 4.

1.15 “R&D Program” has the meaning set forth in Section 3.1.

1.16 “Related Substance” means any molecule, no less than [***] of which comprise a portion of AC-200, existing as of the Effective Date of this Agreement, or developed by or for either Party during the Term.

1.17 “Territory” means Japan.

1.18 “Term” means the term of this Agreement set forth in Section 5.1.

1.19 “Third Party” means any person or entity other than the Parties and their Affiliates.

1.20 “Toray Know How” means all technology, information and data, including but not limited to formulae, procedures, protocols, techniques and results of experimentation and testing, that is not generally known but is otherwise necessary for Acologix to research, develop, make, have made, use or sell AC-200, Related Substances or Products to the extent in each case such technology, information and data is Controlled by Toray and has been generated by Toray in the course of exercising its License in accordance with this Agreement during the Term.

1.21 “Toray Patents” means all of Toray’s rights in and to:

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(a) Any and all patents and patent applications that Toray establishes Control of during the Term, that specifically claim or specifically relate to AC-200, Related Substances or Products, including without limitation patents or patent applications related to Toray-Developed IP subject to Section 6.2(b);

(b) Any foreign counterparts of the patents and patent applications described in clause (a), and all divisions, continuations, patents of addition, and substitutions of, and all patents issuing on, any of the foregoing, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of such patents, in each case to the extent the same claim and disclose subject matter disclosed in the patents and patent applications described in clause (a).

1.22 “UCL” means University College London, incorporated in the United Kingdom by Royal Charter, acting through its Royal Free and University College Medical School and Freemedic plc, whose address is Rowland Hill Street, London NW3 2PF, United Kingdom.

1.23 “UCL Agreement” means the Collaboration and License Agreement dated April 14, 1999, between UCL and Acologix’ predecessor, Big Bear Bio Inc. A redacted copy of the UCL Agreement is incorporated herein by reference as Exhibit 1.23.

ARTICLE 2.

LICENSE

2.1 License. Subject to Acologix’ rights under the UCL Agreement, during the Term, Acologix hereby grants to Toray an exclusive license under the Licensed Subject Matter, to research, develop, make, have made, and use AC-200, Related Substances and Products in the Field within the Territory (“License”).

2.2 Restriction. During the Term, Acologix agrees that it shall not grant the right to research, develop, make, have made, or sell AC-200, Related Substances or Products in the Field and in the Territory to any Third Party and that Acologix shall not negotiate with any Third Party regarding such right.

2.3 No Sublicenses. The License granted to Toray under Section 2.1 excludes the right to grant sublicenses or authorize further sublicenses. [***]

2.4 License Back. During the Term, Toray hereby grants and shall continue to grant to Acologix a worldwide, royalty-free, non-exclusive license, with the right to grant and authorize sublicenses, such sublicense right is subject to prior written consent by Toray which consent shall not be unreasonably withheld, under the Licensed-Back Subject Matter, to research, develop, make, have made, import, use, offer for sale, and sell any Products, or otherwise to exploit the Licensed-Back Subject Matter. In the event of any future termination of this Agreement, the Parties agree to negotiate in good faith commercially reasonable terms of a license (exclusive or non-exclusive) to Acologix under any Licensed-Back Subject Matter to research, develop, make, have made, import, use, offer for sale or sell, such license to include the right to grant sublicenses. During the Term, Toray and its Affiliates covenant not to enforce a claim of such Toray Patents within the Licensed-Back Subject Matter against any third party

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who obtains a Product, directly or indirectly, from Acologix, an Acologix Affiliate or sublicensee, based on that third party’s use of such Product.

2.5 Commercial License. At the request of Toray during the Term, the Parties agree to negotiate in good faith certain financial terms and other provisions related to the development and commercialization of AC-200, Related Substances and Products in the Field and in the Territory (the “Commercial License Agreement”). If commercial rights in South Korea, China (mainland), or Taiwan are available at the time of Toray’s request to negotiate under this Section 2.5, Acologix agrees to include all such available territories in such negotiation. The Parties recognize and agree that there is no commitment from either Party to enter into any such Commercial License Agreement.

2.6 No Implied Licenses. Nothing in this Agreement shall be construed as granting Toray, by implication, estoppel or otherwise, any license or other right to any intellectual property of Acologix other than the Licensed Subject Matter or to grant to Toray any right or license other than those expressly granted in this Agreement.

2.7 No Other Restrictions. Except as otherwise provided herein, nothing in this Agreement shall be construed as preventing or otherwise inhibiting Acologix, or its Affiliates or any sublicensees, from undertaking any research, development, or commercialization activities related to the AC-200, Related Substances or Products.

ARTICLE 3.

R&D PROGRAM

3.1 R&D Program.

(a) During the Term, Acologix shall use Commercially Reasonable Efforts to conduct, directly or indirectly through its Affiliates or other Third Parties, a program of research and development (the “R&D Program”) directed to AC-200. The research objectives of the R&D Program are set forth in Exhibit 3.1 hereto, such objectives shall be subject to Acologix’ scientifically reasonable discretion. Acologix shall keep Toray reasonably informed as to the progress of its activities under the R&D Program. The Parties acknowledge that Toray may conduct certain preclinical research and development activities under the R&D Program, with Acologix’ prior written consent and at Toray’s sole expense during the Term.

(b) During the Term, the Parties shall meet to discuss the R&D Program plan at least [***] per year, or at any time as the Parties agree may be necessary or appropriate.

(c) As soon as practicable after the Effective Date, Acologix shall establish further details of the research objectives of the R&D Program set forth in Exhibit 3.1 hereto and report them to Toray in writing.

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(d) During the Term, the Parties shall discuss as to whether to conduct the R&D Program directed to any Related Substances.

3.2 Initial Technology Transfer. As soon as practicable after the Effective Date, Acologix shall provide Toray with one (1) electronic or paper copy in the English language of all documents, data or other information in Acologix’ possession and Control as of the Effective Date that constitute Acologix Know How. Acologix shall be responsible for the cost of providing one (1) set of copies only.

3.3 Additional Disclosures.

(a) Acologix shall disclose to Toray in writing all preclinical data generated by or on behalf of Acologix or its Affiliates with respect to AC-200 or Related Substances in connection with the R&D Program during the Term. The Parties acknowledge that Acologix shall have no obligation to disclose any such data that relates to the use of the AC-200 or Related Substances outside the Field.

(b) Toray shall disclose to Acologix in writing all preclinical data generated by or on behalf of Toray or its Affiliates with respect to AC-200 or Related Substances in connection with its research and development of the AC-200 or Related Substances during the Term.

3.4 Materials Transfer.

(a) Upon request from Toray, Acologix shall supply to Toray reasonable amounts of AC-200 or Related Substance Materials according to reasonable delivery timelines as may be appropriate for Toray to exercise its License. [***]

(b) In order to facilitate the R&D Program, Acologix may provide certain Materials other than AC-200 or Related Substances that Acologix Controls for Toray’s use under the License. Acologix shall provide such Materials in reasonable amounts and according to reasonable delivery timelines.

(c) All Materials will remain the sole property of Acologix, will be used only in furtherance of the R&D Program in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of Acologix, and will be used in compliance with all applicable laws, rules and regulations. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known and under no circumstances shall the Materials be used in humans. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

3.5 Nature of Information Disclosed. Any and all such information delivered to Toray by Acologix pursuant to Sections 3.2, 3.3 and 3.4 are and shall remain the property of Acologix, shall be considered Acologix’ Confidential Information under Section 7.1, and shall

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be subject to the License rights granted to Toray under Section 2.1. Any and all such information delivered to Acologix by Toray pursuant to Sections 3.3 are and shall remain the property of Toray, shall be considered Toray’s Confidential Information under Section 7.1, and shall be subject to the License Back rights granted to Acologix under Section 2.4.

3.6 Reports and Records.

(a) Records. Acologix and Toray shall use reasonable efforts to maintain records of the R&D Program (or cause such records to be maintained), including but not limited to related Development Costs, in sufficient detail and in good scientific or business manner as will properly reflect all work done and results achieved in the performance of the R&D Program.

(b) Reports. Acologix shall provide Toray with a written report in English summarizing the progress of the R&D Program performed by Acologix on [***] basis. If Toray conducts certain preclinical research and development activities under the R&D Program in accordance with Section 3.1 (a), Toray shall provide Acologix with a written report in English summarizing the results of any R&D Program activities performed by Toray.

(c) During the Term, the Parties shall provide each other access to the reports and records referred to in this Section 3.6, upon reasonable request, during normal business hours and subject to appropriate confidentiality agreements in the event that Third Party confidential information is involved.

3.7 Sole Obligations. It is understood and agreed that Acologix’ sole obligations with respect to the delivery of Acologix Know How to Toray are as set forth in this ARTICLE 3. It is understood and agreed that Toray’s sole obligations with respect to the delivery of Toray Know How to Acologix are as set forth in this ARTICLE 3.

ARTICLE 4.

R&D PAYMENTS

4.1 Amounts. Toray shall pay to Acologix the following non-refundable, non-cancelable (subject to Section 4.2 below) amounts in consideration of the research and development to be performed by Acologix, in accordance with the following schedule (collectively, the “R&D Payments”):

(a) Thirty Million Japanese Yen (JPY 30,000,000) on or before January 1, 2007;

(b) Thirty Million Japanese Yen (JPY 30,000,000) on or before April 1, 2007;

(c) Thirty Million Japanese Yen (JPY 30,000,000) on or before July 1, 2007;

(d) Thirty Million Japanese Yen (JPY 30,000,000) on or before October 1, 2007;

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(e) Thirty Million Japanese Yen (JPY 30,000,000) on or before January 1, 2008;

(f) Thirty Million Japanese Yen (JPY 30,000,000) on or before April 1, 2008;

(g) Thirty Million Japanese Yen (JPY 30,000,000) on or before July 1, 2008;

(h) Thirty Million Japanese Yen (JPY 30,000,000) on or before October 1, 2008;

(i) Thirty Million Japanese Yen (JPY 30,000,000) on or before January 1, 2009;

(j) Thirty Million Japanese Yen (JPY 30,000,000) on or before April 1, 2009;

4.2 Toray’s obligation to make any remaining R&D Payments shall be released in the event that, (i) the R&D Program is discontinued under Section 5.4, or (ii) Toray terminates this Agreement as a result of Acologix’s breach under Section 5.2.

4.3 Payment Method. All R&D Payments payable under this Agreement shall be made by bank-wire transfer in immediately available funds to an account designated by Acologix. All R&D Payments under this Agreement shall be made in Japanese Yen or U.S. dollars equivalent to the amounts of the R&D Payments determined by Section 4.1, as designated by Acologix from time to time. Any payments or portions of payments due under this Agreement that are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at a rate equal to the 3-month LIBOR rate at the close of business on the date such payment is due, plus an additional [***], calculated on the number of days such payment is delinquent. This Section 4.3 shall in no way limit any other remedies available to Acologix.

4.4 R&D Program Expenditures. [***]

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ARTICLE 5.

TERM AND TERMINATION

5.1 Term. This Agreement shall be valid and in force for a period of three (3) years from the Effective Date unless terminated earlier.

5.2 Termination for Breach. If a Party materially breaches this Agreement, the non-breaching Party shall notify the breaching Party regarding its breach of the Agreement in writing. If the breach is not cured within [***] after the non-breaching Party gives written notice specifying the breach to the breaching Party, the non-breaching Party shall have the right to terminate this Agreement by delivering a termination notification in writing. [***] In the event of any termination of this Agreement for Acologix breach under this Section 5.2, the Parties agree to negotiate in good faith commercially reasonable terms of a license (exclusive or non-exclusive) to Toray under any Licensed Subject Matter that is outside the scope of the UCL Agreement, to research, develop, make, have made, import, use, offer for sale or sell, such license to include the right to grant sublicenses. Notwithstanding the foregoing, Toray’s obligations under ARTICLE 4 shall continue subsequent to any termination for Toray breach under this Section 5.2.

5.3 Termination for Non-Payment. If Toray fails to pay any amounts to Acologix as required under Section 3.4(a) or ARTICLE 4, Acologix shall notify Toray regarding its breach of the Agreement in writing. If the breach is not cured within [***] after Acologix gives written notice to Toray, Acologix shall have the right to terminate this Agreement by delivering a termination notification in writing. Notwithstanding the foregoing, Toray’s obligations under ARTICLE 4 shall continue subsequent to any termination under this Section 5.3.

5.4 Termination for Discontinuation of the R&D Program. If the Parties agree that the R&D Program shall be discontinued for technical or scientific reasons, this Agreement may be terminated by written consent to be provided by both Parties.

5.5 Survival.

(a) Expiration or termination of this Agreement for any reason shall not release either Party from any liability which at the time of such termination has already accrued to the other Party.

(b) If this Agreement expires or terminates for any reason, [***], shall survive the expiration or termination of this Agreement.

(c) Except as otherwise expressly provided in this ARTICLE 5, all rights and obligations of the Parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

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5.6 Future Discussions. For clarity, nothing in this Agreement shall prevent the Parties from considering future business opportunities related to AC-200 after the Term.

ARTICLE 6.

INTELLECTUAL PROPERTY

6.1 Ownership of Background Technology. As a result of performing under this Agreement, neither Party acquires any right, title, or interest (subject only to the licenses expressly granted in ARTICLE 2) in any method, discovery, invention, patent, trade secret, copyright, trademark, service mark, trade dress, or any other form of intellectual property (“Intellectual Property”) that the other Party Controlled as of the Effective Date, or that the other Party obtains Control of separate and apart from the performance of this Agreement.

6.2 Ownership of Developed Technology. As between the Parties, subject only to the licenses granted under ARTICLE 2, and Acologix’ ownership of Materials under Section 3.4:

(a) Acologix shall own all right, title and interest in and to any Intellectual Property that is made solely by Acologix (including Third Parties working on behalf of Acologix) or jointly by Acologix and Toray (including third parties working on behalf of Acologix and Toray) in the course of the R&D Program during the Term (“Acologix-Developed IP”); and

(b) Toray shall own all right, title and interest in and to any Intellectual Property that is made solely by Toray (including Third Parties working on behalf of Toray) in accordance with this Agreement during the Term (“Toray-Developed IP”).

6.3 Prosecution.

(a) Acologix shall maintain responsibility for prosecution and maintenance, in its discretion, of all Acologix Patents at Acologix’ sole cost. In the event that Acologix prosecutes and maintains Acologix Patents based on the Acologix-Developed IP which was made jointly by Acologix and Toray, Toray shall assign, and shall continue to assign and cause its personnel and Third Parties working on behalf of Toray to execute all assignments and other documentation reasonably requested by Acologix to evidence such assignment.

(b) Toray shall maintain responsibility for prosecution and maintenance, in its discretion, of all Toray Patents at Toray’s sole cost.

6.4 Abandonment. If, during the Term, either Party decides not to file, prosecute or maintain any Acologix Patents in the Territory or Toray Patents (including without limitation by allowing any such patents to lapse or become abandoned without having first filed a substitute) (such Party the “Abandoning Party” and such decision, an “Abandonment”), the Abandoning Party shall provide the other Party with written advance notice sufficient to avoid any loss or forfeiture (but in any event at least [***] notice). Thereafter, the other Party shall have the right

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but not the obligation to elect on a patent-by-patent and country-by-country basis to file, prosecute or maintain such patents in the Abandoning Party’s name in such territory, at the other Party’s sole expense with counsel of its own choice. If the other Party elects to assume prosecution and maintenance of certain patents in accordance with the foregoing, (i) the Abandoning Party shall transfer or cause to be transferred to the other Party or its patent counsel the complete prosecution file for the relevant patents, including all correspondence and filings with patent authorities with respect thereto; and (ii) such patents shall no longer be deemed to be within the Abandoning Party’s patent rights under this Agreement.

6.5 Third Party Claim. Acologix shall indemnify, defend and hold harmless Toray and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives from and against any claim made during the Term that asserts that the research, development or use of AC-200 or Related Substance Materials actually transferred to Toray under Section 3.4 infringes the intellectual property rights of a Third Party. Any such indemnification shall be subject to the procedures defined in Section 8.3.

ARTICLE 7.

CONFIDENTIALITY

7.1 Confidential Information. As used in this Agreement, “Confidential Information” means any information: disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), which, if in written, graphic or other tangible form is marked as “Confidential” or “Proprietary,” or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and is reduced to writing marked as “Confidential” or “Proprietary” and provided to the Receiving Party within [***] after initial disclosure.

7.2 Exclusions. Confidential Information excludes information that: (a) is now, or hereafter through no unauthorized act or failure to act on Receiving Party’s part becomes, generally known in the public domain; (b) is known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party) without an obligation of confidentiality at the time Receiving Party receives the same from the Disclosing Party; (c) is hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; or (d) is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

7.3 Confidentiality Obligation. Each Party shall maintain in confidence the Confidential Information of the other Party, shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party (in each case, irrespective of whether such Confidential Information is also the Confidential Information of the receiving Party), except (i) on a need-to-know basis to such Party’s directors, officers and employees, (ii) to such Party’s consultants performing work contemplated by the Agreement, and to any bona fide subcontractor performing work for such Party hereunder, or (iii) to the extent such disclosure is reasonably necessary in connection with such Party’s activities under rights and licenses expressly authorized by this Agreement (including disclosure to the permitted sublicensees and Toray’s potential business partners set forth in Section 2.3). To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential

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Information of the other Party except as expressly permitted under this Agreement. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

7.4 Permitted Use and Disclosures. The confidentiality obligations under this ARTICLE 7 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, including filings required by the Securities and Exchange Commission, the governmental legal and financial agencies, or any similar body thereto, or any securities exchange; provided, however, that such Party shall provide written notice thereof to the other Party (to the extent not prohibited by law or court order), and consult with the other Party with respect to such disclosure to the extent reasonably protectable and provide the other Party reasonable opportunity to object to any such disclosure or to request confidential treatment thereof. Notwithstanding the provisions of this ARTICLE 7, the Parties agree that: (i) either Party may, to the extent necessary, disclose Confidential Information of the other Party to any regulatory authority in connection with the development of AC-200, Related Substances or Products under this Agreement; (ii) the use and disclosure outside the scope of this Agreement of concepts and information retained in the unaided memories of individuals who had access to information from the other Party shall not be considered a breach of this Agreement; provided that the foregoing shall not be deemed to extend to any patent rights in such concepts; and (iii) each Party shall retain the right to publicly disclose information as to its own activities hereunder without having to obtain the consent of the other Party. In addition, the Parties will consider in good faith any request by the other Party for a public disclosure not otherwise permitted pursuant to this ARTICLE 7, with consent for such disclosure not to be unreasonably withheld, conditioned or delayed.

7.5 Publicity. Neither Party shall issue any press release or other publicity in relation to this Agreement without the express written authorization of the other Party. In the event of any termination of this Agreement under ARTICLE 5, the Parties shall agree on an announcement of such termination; provided that the Parties shall use reasonable efforts to fashion such announcement so as to minimize any negative impact on either Party as a result of such announcement. Once a particular item of information has been publicly disclosed, further consent will not be needed for further disclosures thereof.

7.6 Additional Nondisclosure. Each of the Parties shall not disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except to such Party’s attorneys, advisors, potential and actual collaborators, investors, underwriters and sublicensees, and others on a need to know basis under circumstances that reasonably protect the confidentiality thereof, or to the extent required by law (and with appropriate requests made for confidential treatment), including filings required to made by law with the Securities and Exchange Commission, governmental legal and financial agencies, or any similar body thereto, or any national securities exchange.

7.7 Publication. Any manuscript by Toray or Acologix (the “Publishing Party”) on subject matter in connection with this Agreement to be published or publicly disclosed shall be subject to the prior review by the other Party (the “Reviewing Party”) at least [***] prior to

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submission. In order to avoid loss of patent rights as a result of premature public disclosure of patentable information, the Reviewing Party shall notify the Publishing Party in writing within [***] after receipt of any disclosure whether the Reviewing Party determines that a patent application should be filed to protect any invention disclosed in such scientific results. Any such patent or patent application shall be subject to the terms and conditions of Section 6.2, 6.3 and 6.4. If a patent application is to be filed, the Publishing Party shall withhold publication or disclosure of such scientific results until the earlier of (i) a patent application is filed thereon, (ii) the Parties determine after consultation that no patentable invention exists, or (iii) [***] after receipt by the Publishing Party of the Reviewing Party’s written notice of the Reviewing Party’s desire to protect any potential invention. Further, if such scientific results contain the information of the other Party that is subject to use and nondisclosure restrictions under this ARTICLE 7, the Publishing Party shall remove such information from the proposed publication or disclosure.

ARTICLE 8.

INDEMNIFICATION

8.1 Acologix Indemnity. Acologix shall indemnify, defend and hold harmless Toray and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including, without limitation, reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind, arising out of any claim, action, lawsuit or other proceeding brought by a Third Party (“Losses and Claims”) arising out of or relating, directly or indirectly, to (i) the performance of the R&D Program by Acologix and its Affiliates, (ii) a breach by Acologix of its representations and warranties under this Agreement, or (iii) the negligence, recklessness or willful misconduct of Acologix; except where Losses and Claims described in subsection (i) above (A) arise out of or relate, directly or indirectly, to a failure by Toray to comply with applicable law, rules or regulations, or (B) otherwise fall within the Losses and Claims described in Section 8.2 below.

8.2 Toray Indemnity. Toray shall indemnify, defend and hold harmless Acologix and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all Losses and Claims arising out of or relating, directly or indirectly, to: (i) the performance of the R&D Program by Toray and its Affiliates; (ii) a breach by Toray of its representations and warranties under this Agreement, or (iii) the negligence, recklessness or willful misconduct of Toray; except where Losses and Claims described in subsection (i) above (A) arise out of or relate, directly or indirectly, to a failure by Acologix to comply with applicable law, rules or regulations or (B) otherwise fall within the Losses and Claims described in Section 8.1 above.

8.3 Indemnification Procedure. A claim to which indemnification applies under Section 8.1 or 8.2 shall be referred to herein as an “Indemnification Claim”. If any person or persons (collectively, the “Indemnitee”) intends to claim indemnification under this ARTICLE 8, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the

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Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including without limitation any rights under this Agreement or the scope or enforceability of the Indemnitee’s patents or know how), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to ARTICLE 7.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES

9.1 Acologix Warranties. Acologix warrants to Toray that: (i) subject to the terms of the UCL Agreement, it has the right to grant a license under the Acologix Patents as granted in this Agreement; (ii) it has the full right and authority to enter into this Agreement and to perform its obligations under this Agreement; (iii) it has not previously granted and will not grant during the Term any rights or licenses in conflict with the rights and licenses granted in this Agreement.

9.2 Toray Warranties. Toray warrants to Acologix that it has the right and authority to enter into this Agreement and to perform its obligations under this Agreement.

9.3 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 9, SUBJECT TO SECTION 6.5, ACOLOGIX MAKES NO REPRESENTATIONS OR WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE LICENSED SUBJECT MATTER, AND ACOLOGIX SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILTY, FITNESS FOR A PARTICULAR PURPOSE OR VALIDITY OR NON-INFRINGEMENT OF THE LICENSED SUBJECT MATTER.

ARTICLE 10.

DISPUTE RESOLUTION

10.1 Escalation to Senior Executives. Other than pursuit of equitable relief as provided in Section 10.3, in the event of a dispute or matter of significant concern arises between the Parties, then at the request of either Party, the matter shall be escalated to the CEO of Acologix and the senior executive at Toray with responsibility for pharmaceutical products and authority to make a decision on behalf of the respective Party with respect to such matter. Upon such request, such senior executives shall make themselves reasonably available to meet, and shall meet either by telephone or if, specifically requested, in person, to attempt to resolve such matter, and shall thereafter continue to use good faith efforts to attempt to resolve such matter unless it becomes clear that the matter cannot be resolved by mutual agreement. Thereafter, either Party may initiate arbitration pursuant to Section 10.2 below upon written notice to the other Party.

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10.2 Arbitration of Disputes. Other than pursuit of equitable relief as provided in Section 10.3, the Parties shall resolve disputes in accordance with this Section 10.2.

(a) Within [***] after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such [***] period, the arbitrator shall be selected by the Santa Clara, California office of the American Arbitration Association (“AAA”) if the notice is issued by Toray or by the Tokyo office of the Japan Commercial Arbitration Association (“JCAA”) if the notice is issued by Acologix. The arbitrator shall be a lawyer knowledgeable and experienced in the applicable laws concerning the subject matter of the dispute, who has experience and expertise in the worldwide development and commercialization of pharmaceuticals (including the partnering and licensing thereof) and the business, legal and scientific considerations related thereto. In any case the arbitrator shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or their respective Affiliates. The governing law in Section 11.1 shall govern any such proceedings. Any arbitration conducted under this Section 10.2 shall take place in Santa Clara if initiated by Toray or Tokyo if initiated by Acologix or such other location as may be agreed by the Parties, and shall be conducted in English.

(b) Within [***] after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue. The arbitrator shall set a date for a hearing, which shall be no later than [***] after the submission of written proposals pursuant to the preceding sentence, for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Rules of Arbitration of the AAA or JCAA, as the case may be, applicable at the time of the notice of arbitration pursuant to Section 10.2(b); provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence in such hearing. The arbitrator shall use his or her best efforts to rule on each disputed issue within [***] after completion of such hearing. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties except to the extent that the applicable arbitration rules provide otherwise. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages.

(c) The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties in a proportion determined by the arbitrator. Any arbitration award hereunder may be entered in and enforced by any court of competent jurisdiction.

10.3 Injunctive Relief. This ARTICLE 10 shall not be construed to prohibit either Party from seeking preliminary or permanent injunctive relief, restraining order or degree of specific performance in any court of competent jurisdiction to the extent not prohibited by this Agreement. For avoidance of doubt, any such equitable remedies provided under this ARTICLE 10 shall be cumulative and not exclusive and are in addition to any other remedies, which either Party may have under this Agreement or applicable law.

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ARTICLE 11.

GENERAL

11.1 Governing Law. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the State of New York, without reference to conflicts of laws principles.

11.2 Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

11.3 Assignment. This Agreement shall not be assignable by either Party without the written consent of the other Party hereto, except either Party may assign this Agreement without such consent to its Affiliates, or to an entity that acquires all or substantially all of the business or assets of such Party related to this Agreement whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that the assignee shall agree in writing to be bound by the terms and conditions of this Agreement.

11.4 Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.5 Compliance with Laws. In exercising its rights and fulfillment of its obligations under this Agreement, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, research, development, manufacture, and use of AC-200, Related Substances or Products pursuant to this Agreement.

11.6 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto and shall be deemed to have been given upon receipt:

Acologix:

Acologix, Inc.

3960 Point Eden Way

Hayward, CA 94545 U.S.A.

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Toray:

Toray Industries, Inc.

Toray Bldg., 8-1

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Mihama, 1-chome

Urayasu, Chiba 279-8555, Japan

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11.7 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the Parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the Parties and their commercial bargain.

11.8 Advice of Counsel. Acologix and Toray have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

11.9 Complete Agreement. This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Acologix and Toray.

11.10 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

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The Parties have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below.

ACOLOGIX, INC.		TORAY INDUSTRIES, INC.

Signed:	/s/ Yoshinari Kumagai	Signed:	/s/ [Authorized Signatory]

Name:	Yoshinari Kumagai	Name:	[Authorized Signatory]

Title:	President and CEO	Title:	Managing Director

Date:	June 12, 2006	Date:	2006-6-9

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EXHIBIT 1.3(a)

EXISTING ACOLOGIX PATENTS

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EXHIBIT 3.1

R&D PROGRAM OBJECTIVES

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EXHIBIT 1.23

UCL AGREEMENT

See Attached.*

*	Filed as Exhibit 10.7 to the registration statement.